EXHIBIT NO. 21

Subsidiaries
(As of the close of business on December 31, 2005)

Name of Subsidiary	State or Other Jurisdiction of Incorporation

Bank subsidiaries:

Chemical Bank and Trust Company	Michigan
Chemical Bank Shoreline	Michigan
Chemical Bank West	Michigan

Non-bank subsidiaries:

CFC Financial Services, Inc.
- also operates under d/b/a CFC Investment Centers	Michigan
CFC Title Services, Inc.	Michigan
Shoreline Insurance Services, Inc.	Michigan
Chemical Loan Management Corporation	Michigan
Chemical West Loan Management Corporation	Michigan
Chemical Shoreline Loan Management Corporation	Michigan
Chemical Loan Services, LLC	Michigan
Chemical West Loan Services, LLC	Michigan
Chemical Shoreline Loan Services, LLC	Michigan
JV Midland No. 1, LLC (50% owned) - also operates under d/b/a Bailey Financial Services	Michigan